Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-271360 on Form S-3 and 333-271477 on Form S-8 of our report dated March 27, 2026, relating to the financial statements of Verde Clean Fuels, Inc. appearing in this Annual Report on Form 10-K for the year ended December 31, 2025.

/s/ Deloitte & Touche LLP
Dallas, Texas
March 27, 2026